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                                                                     EXHIBIT 1.1

                     CLAYMORE SECURITIES DEFINED PORTFOLIOS,

                                   SERIES 147

                                S&P LARGECAP 100

                           INDEX PORTFOLIO, SERIES 10

                                 REFERENCE TRUST

                                    AGREEMENT

         This Reference Trust Agreement dated as of May 6, 2003, between Claymore Securities, Inc., as Depositor, and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Series Formed on or Subsequent to December 18, 2001" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

         In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                                     PART I.

                     STANDARD TERMS AND CONDITIONS OF TRUST

         Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in this instrument.

                                    PART II.

                      SPECIAL TERMS AND CONDITIONS OF TRUST

         The following special terms and conditions are hereby agreed to:


                  (1) The equity securities listed in the Schedule hereto have been deposited in the Trust under this Reference Trust Agreement as indicated on the attached Schedule A.

                   (2) For the purposes of the definition of the term "Unit" in
         Article I, it is hereby specified that the fractional undivided interest in and ownership of a Trust is the amount described in Amendment No. 1 to the

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         Trust's Registration Statement (Registration No. 333-104782) as filed with the Securities and Exchange Commission today. The fractional undivided interest may (a) increase by the number of any additional Units issued pursuant to Section 2.03, (b) increase or decrease in connection with an adjustment to the number of Units pursuant to
         Section 2.03, or (c) decrease by the number of Units redeemed pursuant to Section 5.02.

                  (3) The term "Deferred Sales Charge" shall mean the "deferred sales fee" as described in the Prospectus.

                  (4) The terms "Income Account Record Date" and "Capital Account Record Date" shall mean the dates set forth under "Essential Information--Record Dates" in the Prospectus.

                  (5) The terms "Income Account Distribution Date" and "Capital Account Distribution Date" shall mean the dates set forth under "Essential Information--Distribution Dates" in the Prospectus.

                  (6) The term "Initial Date of Deposit" shall mean the date of this Reference Trust Agreement as set forth above.

                   (7) Section 2.03 is hereby amended by adding the following sentence as the third sentence of Section 2.03:

                  "Effective as of the Evaluation Time on May 6, 2003, in the event that the aggregate value of Securities in the Trust has increased since the evaluation on May 5, 2003, the Trustee shall issue such number of additional Units to the Unitholder of outstanding Units as of the close of business on May 5, 2003, that the price per Unit computed as of the Evaluation Time on May 6, 2003, plus the maximum applicable sales charge shall equal approximately $10 per Unit (based on the number of Units outstanding as of said Evaluation Time, including the additional Units issued pursuant to this sentence); in the event that the aggregate value of Securities in the Trust Fund has decreased since the evaluation on May 5, 2003, there will be a reverse split of the outstanding Units, and said Unitholder will surrender to the Trustee for cancellation such number of Units, that the price per Unit computed as of the Evaluation Time on May 6, 2003, plus the maximum applicable sales charge shall equal approximately $10 per Unit (based on the number of Units outstanding as of said Evaluation Time, reflecting cancellation of Units pursuant to this sentence)."

                  (8) The number of Units of the Trust(s) referred to in Section
         2.03 shall be equal to the "Number of Units" in the Statement(s) of Financial Condition in the Prospectus.

                  (9) The first paragraph of Section 5.01 is hereby amended and restated to read as follows:

                  SECTION 5.01. TRUST EVALUATION. As of the Evaluation Time (a) on the last Business Day of each year, (b) on the day on which any Unit is tendered for redemption and (c) on any other day desired by the Trustee or requested by the Depositor, the Trustee shall: Add (i) all moneys on deposit in a Trust (excluding (1) cash, cash equivalents or Letters of Credit deposited pursuant to Section 2.01 hereof for the purchase of Contract Securities, unless such cash or Letters of Credit have been deposited in the Interest and Principal Accounts because of failure to apply such moneys to the purchase of Contract Securities pursuant to the provisions of Sections 2.01, 3.03 and 3.04 hereof and
         (2) moneys credited to the Reserve Account pursuant to Section 3.05 hereof), plus (ii) the aggregate Evaluation of all Securities (including Contract Securities

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         and Reinvestment Securities) on deposit in such Trust as is determined by the Evaluator (such evaluations shall take into account and itemize separately (i) the cash on hand in the Trust or moneys in the process of being collected from matured interest coupons or bonds matured or called for redemption prior to maturity, (ii) the value of each issue of the Securities in the Trust on the bid side of the market as determined by the Evaluator pursuant to Section 4.01, and (iii) interest accrued thereon not subject to collection and distribution). For each such Evaluation there shall be deducted from the sum of the above (i) amounts representing any applicable taxes or governmental charges payable out of the respective Trust and for which no deductions shall have previously been made for the purpose of addition to the Reserve Account, (ii) amounts representing estimated accrued fees of the Trust and expenses of such Trust including but not limited to unpaid fees and expenses of the Trustee, the Evaluator, the Supervisor, the Depositor and bond counsel, in each case as reported by the Trustee to the Evaluator on or prior to the date of evaluation, (iii) any moneys identified by the Trustee, as of the date of the Evaluation, as held for distribution to Unitholders of record as of a Record Date or for payment of the Redemption Value of Units tendered prior to such date and (iv) unpaid organization costs in the estimated amount per Unit set forth in the Prospectus. The resulting figure is herein called a "TRUST FUND EVALUATION." The value of the pro rata share of each Unit of the respective Trust determined on the basis of any such evaluation shall be referred to herein as the "UNIT VALUE."

                  (10) For the purposes of Section 6.01(g)(i), the liquidation amount shall be 20% of the total value of all Securities deposited in the Trust(s) during a Trust's initial offering period at the time of each such deposit.

                  (11) Article III is hereby amended by adding the following section:

                  SECTION 3.23. BOOKKEEPING AND ADMINISTRATIVE EXPENSES. If so provided in the Prospectus, as compensation for providing bookkeeping and other administrative services of a character described in Section 26(a)(2)(C) of the Investment Company Act of 1940 to the extent such services are in addition to, and do not duplicate, the services to be provided hereunder by the Trustee or the Depositor for providing supervisory services, the Depositor shall receive at the times specified in Section 3.05, against a statement or statements therefor submitted to the Trustee an aggregate annual fee in an amount which shall not exceed that amount set forth in the Prospectus, calculated as specified in Section 3.05, but in no event shall such compensation, when combined with all compensation received from other series of the Trust or other unit investment trusts sponsored by the Depositor or its affiliates for providing such bookkeeping and administrative services in any calendar year exceed the aggregate cost to the Depositor for providing such services to such unit investment trusts. Such compensation may, from time to time, be adjusted provided that the total adjustment upward does not, at the time of such adjustment, exceed the percentage of the total increase, during the period from the Trust Agreement to the date of any such increase, in consumer prices for services as measured by the United States Department of Labor Consumer Price Index entitled "All Services Less Rent of Shelter" or similar index as described under Section 3.18. The consent or concurrence of any Unitholder hereunder shall not be required for any such adjustment or increase. Such compensations shall be paid by the Trustee, upon receipt of invoice therefor from the Depositor, upon which, as to the cost incurred by the Depositor of providing services hereunder the Trustee may rely, and shall be charged against the Income and Capital Accounts as specified in Section 3.05. The Trustee shall have no liability to any Unitholder or other person for any payment made in good faith pursuant to this Section.

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                  If the cash balance in the Income and Capital Accounts shall be insufficient to provide for amounts payable pursuant to this Section 3.23, the Trustee shall have the power to sell (1) Securities from the current list of Securities designated to be sold pursuant to Section
         5.02 hereof, or (2) if no such Securities have been so designated, such Securities as the Trustee may see fit to sell in its own discretion, and to apply the proceeds of any such sale in payment of the amounts payable pursuant to this Section 3.23.

                  Any moneys payable to the Depositor pursuant to this Section
         3.23 shall be secured by a prior lien on the Trust except that no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 6.04.

                  (12) The phrases "supervisory services," "supervisory portfolio services" and "portfolio supervisory services" in Sections
         3.18 are hereby replaced with the phrase "portfolio supervisory services and bookkeeping and administrative expenses."

                  (13) Section 7.05 is hereby amended and replaced in its entirety with the following:

                  SECTION 7.05. COMPENSATION. The Depositor shall receive at the times set forth in Sections 3.05, 3.18, 3.23 and 4.03 as compensation for performing portfolio supervisory services, bookkeeping and administrative expenses and evaluation services, such amount and for such periods as specified the Prospectus and/or Reference Trust Agreement. The compensation for providing portfolio supervisory services, bookkeeping and administrative expenses and evaluation services shall be made on the basis of the largest number of units outstanding at any time during the period for which such compensation is being computed. At no time, however, will the total amount received by the Depositor for services rendered to all series of Claymore Securities Defined Portfolios in any calendar year exceed the aggregate cost to them of supplying such services in such year. Such rate may be increased by the Trustee from time to time, without the consent or approval of any Unitholder, or the Depositor, by amounts not exceeding the proportionate increase during the period from the date of such Prospectus and/or Reference Trust Agreement to the date of any such increase, in consumer prices as published either under the classification "All Services Less Rent" in the Consumer Price Index published by the United States Department of Labor or, if such Index is no longer published, a similar index.

                  In the event that any amount of the compensation paid to the Depositor pursuant to Sections 3.05, 3.18 and 3.23 and 4.03 is found to be an improper charge against a Trust, the Depositor shall reimburse the Trust in such amount. An improper charge shall be established if a final judgment or order for reimbursement of the Trust shall be rendered against the Depositor and such judgment or order shall not be effectively stayed or a final settlement is established in which the Depositor agrees to reimburse the Trust for amounts paid to the Depositor pursuant to this Section 7.05.

                  (14) The first two sentences of Section 3.22 are hereby amended and replaced with the following:

                  SECTION 3.22. CREATION AND DEVELOPMENT FEE. If the Prospectus related to a Trust specifies a creation and development fee, the Trustee shall, on or immediately after the end of the initial offering period, withdraw from the Capital Account, an amount equal to the unpaid creation and development fee as of such date and credit such amount to a special non-Trust account designated by the Depositor out of which the creation and development fee will be distributed to the Depositor (the "Creation and Development

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         Account"). The creation and development fee is the per unit amount specified in the Prospectus for the Trust.

                  (15) Article III is hereby amended by adding the following section:

                  SECTION 3.24. LICENSE FEES. If so provided in the Prospectus, the Depositor may enter into a Licensing Agreement (the "AGREEMENT") with a licensor (the "LICENSOR") described in the Prospectus in which the Trust(s), as consideration for the licenses granted by the Licensor for the right to use its trademarks and trade names, intellectual property rights or for the use of databases and research owned by the Licensor, will pay a fee set forth in the Agreement to the applicable Licensor or the Depositor to reimburse the Depositor for payment of the expenses.

                  If the Agreement provides for an annual license fee computed in whole or part by reference to the average daily net asset value of the Trust assets, for purpose of calculating the accrual of estimated expenses such annual fee shall accrue at a daily rate and the Trustee is authorized to compute an estimated license fee payment (i) until the Depositor has informed the Trustee that there will be no further deposits of additional Securities, by reference to an estimate of the average daily net asset value of the Trust assets which the Depositor shall provide the Trustee, (ii) thereafter and during the calendar quarter in which the last business day of the period described in clause (i) occurs, by reference to the net asset value of the Trust assets as of such last business day, and (iii) during each subsequent calendar quarter, by reference to the net asset value of the Trust assets as of the last business day of the preceding calendar quarter. The Trustee shall adjust the net asset value (Trust Fund Evaluation) as of the dates specified in the preceding sentence to account for any variation between accrual of estimated license fee and the license fee payable pursuant to the Agreement, but such adjustment shall not affect calculations made prior thereto and no adjustment shall be made in respect thereof.

                  (16) Section 2.05 (b) is replaced in its entirety with the following:

                  (b) Additional Securities deposited during the 90 days following the initial deposit made pursuant to Section 2.01 hereof shall maintain as closely as practicable the Original Proportionate Relationship, except as provided in this Section 2.05(b). Additional Securities may be deposited or purchased in round lots; if the amount of the deposit is insufficient to acquire round lots of each Security to be acquired, the Additional Securities shall be deposited or purchased in the order of the Security in the Trust most under represented immediately before the deposit with respect to the Original Proportionate Relationship. Instructions to purchase Additional Securities under this Section shall be in writing and shall direct the Trustee to purchase, or enter into contracts to purchase, Additional Securities; such instructions shall also specify the name, CUSIP number, if any, aggregate amount of each such Additional Security and price or range of price. If, at the time of a subsequent deposit under this Section, Securities of an Original Issue are unavailable, cannot be purchased at reasonable prices or their purchase is prohibited or restricted by applicable law, regulation or policies, in lieu of the portion of the deposit that would otherwise be represented by those Securities, the Depositor may (A) deposit (or instruct the Trustee to purchase) Securities of another Original Issue or (B) deposit cash or a letter of credit with instructions to acquire the Securities of such Original Issue when they become available.

                  (17) Section 4.01(c) is replaced in its entirety by the following:

                  (c) For purposes of the Trust Fund Evaluations required by
         Section 5.01 in determining Redemption Value and Unit Value and for secondary market purchases, Evaluation of the Securities shall be made in the manner described in 4.01(b), on the basis of the last available bid prices of the Securities (rather than offer prices), except in those cases in which the Securities are listed on a national securities exchange or a foreign securities exchange and the last available sale prices are utilized. In addition, with respect to each Security which is traded principally on a foreign securities exchange, the Evaluator shall (i) not make the addition specified in the fourth sentence of Section 4.01(b) and (ii) shall reduce the Evaluation of each Security by the amount of any liquidation costs (other than brokerage costs incurred on any national securities exchange) and any capital gains or other taxes which would be incurred by the Trust upon the sale of such Security, such taxes being computed as if the Security were sold on the date of the Evaluation.

                  (18) Section 2.05(a)(3) is hereby amended by adding the following after the last sentence:

                  Notwithstanding the foregoing, if the Trust involved seeks to consist of Securities included in a securities index, deposits of additional securities shall consist of Securities included in the applicable index as determined by the Depositor or its designee.

                  (19) Section 3.05(b)(i) is hereby amended by adding the following after the last sentence:

                  Notwithstanding anything to the contrary contained in this paragraph, if a Trust has elected to be treated as a "regulated investment company" as defined in the Internal Revenue Code and the Trust's portfolio is based upon an index, the Depositor or its designee may, but is not obligated to, direct the investment of any amounts held in the Capital Account that have not previously been used to pay for the redemption of Units tendered to a Trust into any Securities included in the applicable index.

                  (20) Section 3.05 is hereby amended by adding the following as subsection (c):

                  (f) Notwithstanding the foregoing, if a Trust has elected to be treated as a "regulated investment company" as defined in the Internal Revenue Code, the Trustee may make such additional distributions to Unitholders as shall be determined by the Depositor or such agent as the Depositor shall designate to be necessary or desirable to maintain the status of each Trust as a regulated investment company or to avoid imposition of any income or excise taxes on undistributed income of the Trust. The Trustee shall be authorized to rely conclusively upon the direction, and shall have no duty to make any additional distributions from a Trust in the absence of such direction. The Trustee shall have no liability for any tax or other liability incurred by reason of action or inaction resulting from such direction. The fees of such agent designated by the Depositor shall be an expense of the Trust reimbursable to the Trustee in accordance with Section 6.04.

                  (21) Subsection 3.07 is hereby amended by adding the following as subsection (c):

                  (b) If a Trust has elected to be treated as a "regulated investment company" as defined in the Internal Revenue Code, and not withstanding anything to the contrary in 3.07(a) and (b), the Depositor by written notice may direct the Trustee to sell Securities at such price and time and in such manner as shall be deemed appropriate by the Depositor if the Depositor shall have determined that any one or more of the following conditions exist:

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                  (1) that there has been a default in the payment of principal of or interest on any outstanding debt obligations of the issuer of such Securities;

                  (2) that the price of any such Security has declined to such an extent, as a result of adverse issuer credit factors, so that in the opinion of the Depositor the retention of such Securities would be detrimental to the interest of the Unitholders;

                  (3) that such sale is necessary or advisable (i) to maintain the qualification of the Trust as a regulated investment company or
         (ii) to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on undistributed income in the Trust;

                  (4) that the Security has been removed from the applicable index; or

                  (5) the Depositor or its designee determines that such sale is appropriate.

                  Upon receipt of such direction from the Depositor, the Trustee shall proceed to sell the specified Securities in such manner as the Depositor or its designee shall direct. If the Trust's portfolio is based upon an index, the Depositor or its designee may enter into contracts on behalf of the Trust to reinvest the proceeds of the sale of any Security sold pursuant to this section, Section 5.02 or otherwise pursuant to this Indenture into any Security included in the applicable index. Without limiting the generality of the foregoing, in determining whether such reinvestment is practicable, the Depositor may, but is not obligated to, specifically consider the ability of the Trust to reinvest such proceeds into round lots of a Security. Contracts for sale or purchase of Securities shall be made by the Depositor on behalf of the Trust or by such agent as the Depositor shall designate. The Depositor or its designee shall provide the Trustee such information as the Trustee may require in order to settle the transactions. The Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any sale or purchase made pursuant to any such direction or by reason of the failure of the Depositor to give any such direction, and in the absence of such direction the Trustee shall have no duty to sell or purchase any Securities under this Section 3.07(c) and shall have no responsibility for the composition of each Trust portfolio. The Depositor shall not be liable for errors of judgment in directing or failing to direct the Trustee pursuant to this Section 3.07(c). This provision, however, shall not protect the Depositor against any liability for which it would otherwise be subject, by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

                  The Depositor or its designated agent shall make such reviews of each Trust portfolio as shall be necessary to maintain qualification of a particular Trust as a regulated investment company and the Depositor shall be authorized to rely conclusively upon such reviews in directing sales pursuant to paragraph (3) of this section.

                  (22) Section 3.11 is hereby revised to read as follows:

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                  SECTION 3.11. REORGANIZATION AND SIMILAR EVENTS. (a) In the
         event that an offer by the issuer of any of the Securities or any other party shall be made to issue new securities, or to exchange securities, for Trust Securities, the Trustee shall reject such offer. However, should any issuance, exchange or substitution be effected notwithstanding such rejection or without an initial offer, any securities, cash and/or property received in exchange shall be deposited hereunder and shall be promptly sold, if securities or property, by the Trustee, unless the Depositor advises the Trustee to keep such securities or property. The Trustee also may accept a tender offer for cash if the Supervisor determines that the sale or tender is in the best interest of the Unitholders. The cash received in such exchange and cash proceeds of any such sale or tender offer shall be distributed to Unitholders on the next Income Distribution Date in the manner set forth in Section 3.05 regarding distributions from the Capital Account. This section shall apply, but its application shall not be limited, to public tender offers, mergers, acquisitions, reorganizations and recapitalizations. Unless the Depositor directs that notice be otherwise provided, the Trustee shall include notice of any Security so acquired in the annual statement provided to Unitholders pursuant to Section 3.06. Except as provided in Article VI, neither the Depositor nor the Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any such sale. Neither the Depositor nor the Trustee shall be liable to any person for any action or failure to take action pursuant to the terms of this Section 3.11 other than failure to notify the Depositor.

                  (b) Notwithstanding the foregoing, if a Trust has elected to be treated as a "regulated investment company" as defined in the Internal Revenue Code, in the event that an offer by the issuer of any of the Securities or any other party shall be made to issue new securities, or to exchange securities, for Trust Securities, the Trustee shall reject such offer. However, should any issuance, exchange or substitution be effected notwithstanding such rejection or without an initial offer, any securities, cash and/or property received shall be deposited hereunder and shall be promptly sold, if securities or property, by the Trustee pursuant to the Depositor's direction, unless the Depositor advises the Trustee to keep such securities or property; PROVIDED, HOWEVER, if the Trust's portfolio is based upon an index, and such securities are components of the applicable index, the Depositor may advise the Trustee to keep such securities. The cash received in such exchange and cash proceeds of any such sales shall, as the Depositor or its designee shall direct, be (1) reinvested into any Securities included in the applicable index, if the Trust's portfolio is based upon an index, or (2) distributed to Unitholders on the next Capital Account Distribution Date in the manner set forth in this indenture regarding distributions from the Capital Account. Without limiting the generality of the foregoing, in determining whether such reinvestment is practicable, the Depositor may, but is not obligated to, specifically consider the ability of a Trust to reinvest such proceeds into round lots of a Security. Except as provided in Article VI, the Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any such rejection or sale.

                  (23) Subsections (a) through (e) of Section 3.17 are hereby restated to read as follows:

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                  (a) The Replacement Securities shall be Equity Securities as originally selected for deposit in that series of the Trust. Notwithstanding the foregoing, if a Trust has elected to be treated as a "regulated investment company," as defined in the Internal Revenue Code and the Trust's portfolio is based upon an index, the Replacement Securities shall be a component of the applicable index.

                  (b) The purchase of the Replacement Securities shall not adversely affect the federal income tax status of the Trust.

                  (c) The purchase price of the Replacement Securities shall not exceed the total amount of cash deposited, or the amount available under the Letter of Credit deposited, by the Depositor at the time of the deposit of the Failed Contract Security.

                  (d) The written instructions of the Depositor shall (i) identify the Replacement Securities to be purchased, (ii) state that the contract to purchase, if any, to be entered into by the Trustee is satisfactory in form and substance and (iii) state that the foregoing conditions of clauses (a) through (d) have been satisfied with respect to the Replacement Securities.

                  (e) The Replacement Securities shall be purchased within 30 days after the deposit of the Failed Contract Security.

                  (f) Notwithstanding the foregoing clauses (c) and (d), if a Trust has elected to be treated as a "regulated investment company," as defined in the Internal Revenue Code, the Depositor shall furnish a notice to the Trustee in respect to the Replacement Security purchased or to be purchased that shall (1) identify the Replacement Securities,
         (2) state that the contract to purchase, if any, entered into by the Depositor is satisfactory in form and substance and (3) state that the foregoing conditions of clause (a) have been satisfied with respect to the Replacement Securities.

                  (24) Article III is hereby amended by adding the following
         Section 3.25:

                  SECTION 3.25. REGULATED INVESTMENT COMPANY ELECTION.
         If so provided in the Prospectus for a Trust, such Trust elects to be treated and to qualify as a "regulated investment company" as defined in the Internal Revenue Code, and the Trustee is hereby directed to make such elections, including any appropriate election to be taxed as a corporation, as shall be necessary to effect such qualification.

                  (25) Section 5.02 is hereby amended by adding the following after the last sentence:

                  If a Trust has elected to be taxed as a "regulated investment company" and such Trust's portfolio is based upon an index, and if Securities in the Trust are sold for the payment of the Redemption Price and there are excess proceeds remaining after meeting redemption requests, the Depositor or its designee may, but is not obligated to, direct the investment of such excess proceeds into any Securities included in the applicable index.

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                  (26) Section 9.02 is hereby amended by additng the following after the last sentence:

                  If a Trust has elected to be treated as a "regulated investment company" as defined in the Internal Revenue Code, and if the Trust involved seeks to consist of securities included in a securities index, then notwithstanding anything to the contrary herein, if at any time the index shall no longer be compiled, maintained or made available, the Depositor may (i) direct that the Trust created hereby continue to be operated hereunder utilizing the components of the index as existed on the last date on which the index components were available to a Trust or (ii) direct the Trustee to terminate this Indenture and the Trust created hereby and liquidate the Trust in such manner as the Depositor shall direct.

                  (27) Section 9.01 is hereby amended by adding the following as subsection (d):

                  (d) If a Trust has elected to be treated as a "regulated investment company" as defined in the Internal Revenue Code and notwithstanding Section 9.01(a), this Indenture may be amended from time to time by the Depositor and the Trustee without the consent of any of the Unitholders (1) to cure any ambiguity or to correct or supplement any provisions contained herein which may be defective or inconsistent with any other provision contained herein; (2) to change any provision hereof as may be required by the Securities and Exchange Commission or any successor governmental agency exercising similar authority; (3) to make such amendments as may be necessary for each Trust to continue to qualify as a regulated investment company for federal income tax purposes; or (4) to make such other provisions in regard to matters or questions arising hereunder as shall not adversely affect the interest of the Unitholders (as determined in good faith by the Depositor and the Trustee). This Indenture may also be amended from time to time by the Depositor and the Trustee (or the performance of any of the provisions of this Indenture may be waived) with the consent of holders of Units representing 66-2/3% of the Units at the time outstanding under the Trust Indenture of the individual Trust or Trusts affected for the purpose of adding any provisions of this Indenture or of materially modifying in any manner the rights of the holders of Units of such Trust or Trusts; PROVIDED, HOWEVER, that in no event may any amendment be made which would (1) alter the rights to the Unitholders as against each other, (2) provide the Trustee with the power to engage in business or investment activities other than as specifically provided in this Indenture or (3) adversely affect the characterization of a Trust as a regulated investment company for federal income tax purposes; PROVIDED, FURTHER, that the consent of 100% of the Unitholders of any individual Trust is required to amend this Indenture (1) to reduce the aforesaid percentage of Units the holders of which are required to consent to certain amendments and (2) to reduce the interest in such Trust represented by any Units of such Trust.

                  Promptly after the execution of any amendment requiring the consent of the Unitholders or any of any other amendment if directed by the Depositor, the Trustee shall furnish written notification of the substance of such amendment to each Unitholder then of record affected thereby.

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                  It shall not be necessary for the consent of Unitholders under this Section 9.01 or under Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Unitholders shall be subject to such reasonable regulations as the Trustee may prescribe.

                  (28) Section 3.01 is hereby amended by as follows:

                  SECTION 3.01. INITIAL COSTS. Subject to reimbursement as hereinafter provided, the cost of organizing the Trust and sale of the Trust Units shall be borne by the Depositor, PROVIDED, HOWEVER, that the liability on the part of the Depositor under this Section shall not include any fees or other expenses incurred in connection with the administration of the Trust subsequent to the deposit referred to in
         Section 2.01. Upon notification from the Depositor that the primary offering period is concluded, or after six months, if earlier, the Trustee shall withdraw from the Account or Accounts specified in the Prospectus or, if no Account is therein specified, from the Capital Account as further set forth in Section 3.03, and pay to the Depositor the Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units in an amount certified to the Trustee by the Depositor but not in excess of the estimated per-Unit amount set forth in the Prospectus multiplied by the number of Units outstanding as of the conclusion of the primary offering period. If the cash balance of the Capital Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Depositor, sell Securities identified by the Depositor, or distribute to the Depositor Securities having a value, as determined under Section 4.01 as of the date of distribution, sufficient for such reimbursement. Securities sold or distributed to the Depositor to reimburse the Depositor pursuant to this Section shall be sold or distributed by the Trustee to the extent practicable, in the percentage ratio then existing (unless the Trust elects to be treated as a "regulated investment company" as defined in the United States Internal Revenue Code (the "INTERNAL REVENUE CODE"), in which case sales or distributions by the Trustee shall be made in accordance with the instructions of the Depositor or its designees). The reimbursement provided for in this Section shall be for the account of the Unitholders of record at the conclusion of the primary offering period. Any assets deposited with the Trustee in respect of the expenses reimbursable under this Section shall be held and administered as assets of the Trust for all purposes hereunder. The Depositor shall deliver to the Trustee any cash identified in the Statement of Financial Condition of the Trust included in the Prospectus not later than the First Settlement Date and the Depositor's obligation to make such delivery shall be secured by the Letter of Credit deposited pursuant to Section 2.01. Any cash which the Depositor has identified as to be used for reimbursement of expenses pursuant to this Section shall be held by the Trustee, without interest, and reserved for such purpose and, accordingly, prior to the conclusion of the primary offering period, shall not be subject to distribution or, unless the Depositor otherwise directs, used for payment of redemptions in excess of the per-Unit amount payable pursuant to the next sentence. If a Unitholder redeems Units prior to the conclusion of the primary offering period, the Trustee shall pay to the Unitholder, in addition to the Redemption Price of the tendered Units, an amount equal to the estimated per-Unit cost of organizing the Trust and the sale of Trust Units set forth in the

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         Prospectus multiplied by the number of Units tendered for redemption;
         to the extent the cash on hand in the Trust is insufficient for such payment, the Trustee shall have the power to sell Securities in accordance with Section 5.02. As used herein, the Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units shall include the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the indenture, and other documents relating to the Trust, Securities and Exchange Commission and state blue sky registration fees, the cost of the initial valuation of the portfolio and audit of the Trust, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses.

                  (29) Section 9.05 is hereby revised to read as follows:

                  SECTION 9.05. WRITTEN NOTICE. Any notice, demand, direction or instruction to be given to the Depositor, Evaluator or Supervisor hereunder shall be in writing and shall be duly given if mailed or delivered to the Depositor, 210 North Hale Road, Wheaton, Illinois 60187, or at such other address as shall be specified by the Depositor to the other parties hereto in writing.

         This Reference Trust Agreement shall be deemed effective when executed and delivered by the Sponsor and the Trustee.

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         IN WITNESS WHEREOF, the parties hereto have caused this Reference Trust
Agreement to be duly executed.

                                           CLAYMORE SECURITIES, INC., DEPOSITOR

                                              By   /s/ Nicholas Dalmaso
                                                 --------------------------
                                                  Executive Vice President
                                                    and General Counsel


                                           THE BANK OF NEW YORK, TRUSTEE

                                              By   /s/ Thomas Porrazzo
                                                 -------------------------
                                                     Vice President

                                   SCHEDULE A

                         SECURITIES INITIALLY DEPOSITED

               CLAYMORE SECURITIES DEFINED PORTFOLIOS, SERIES 147



(Note: Incorporated herein and made a part hereof are the "Trust Portfolio(s)" as set forth in the Prospectus.)